EXHIBIT 10.24

[LETTERHEAD OF KNOLL, INC.]

October 6, 2004

Mr. John F. Maypole

14 Sherwood Drive

Mountain Lakes, NJ 07046

Dear John:

I am very pleased to offer you the opportunity to serve as a member of the Knoll, Inc. (“Knoll”) board of directors (the “Board”) as of the date of the Company’s successful completion of its initial public offering (the “IPO”). We would also like you to be chairman of the Company’s audit committee. We are convinced that you will be a terrific addition to our Board.

As we discussed, the compensation would be as follows:

1.	$25,000 per year as a director fee.

2.	An additional $2,500 per board meeting (including telephonic Board meetings).

3.	Payment of reasonable expenses for attending Board and Board Committee meetings.

4.	A grant to you of 25,000 options to purchase Knoll stock with an exercise price equal to the price that the shares are offered to the public in Knoll’s initial public offering. These stock options would vest 25% per year on each of the next 4 anniversaries of the grant date and would otherwise be controlled by the terms of the 1999 Knoll Stock Incentive Plan and a Stock Option Agreement. If such a grant is not feasible, we would provide equity based incentive of equivalent value.

5.	An additional $10,000 per year fee for serving as chairman of the Company’s Audit Committee.

There would be no additional compensation for committee meetings (whether in person or by telephone), except for reimbursement of expenses.

This offer is subject to:

1.	The Board’s final determination that you are “independent” and a “financial expert” for purposes of the New York Stock Exchange and the Sarbanes-Oxley Act;

2.	The Board’s formal election of you as a director;

3.	The Compensation Committee’s formal approval of your compensation and equity grant;

4.	Your execution of the Knoll Intellectual Property Agreement and Code of Ethics; and

5.	The successful completion of the IPO.

Please indicate your acceptance of this offer by signing and returning this letter. I will then have our lawyers send out the Knoll Code of Ethics, Intellectual Property Agreement and Director’s Questionnaire to move this process along. We look forward to the skill, intelligence and experience that you will bring to Knoll.

Thank you.

Sincerely,

/s/    Burton B. Staniar

Burton B. Staniar

Chairman

cc:	Andrew Cogan

Jeffrey Harris

Agreed

/s/    John Maypole

John Maypole